SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 3, 2010

DIGITALPOST INTERACTIVE, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	333-124405	26- 1944595
(State or Other Jurisdiction of	(Commission	(IRS Employer
Incorporation)	File Number)	Identification No.)

4040 Barranca Pkwy, Suite #220, Irvine, CA  92604

(Address of Principal Executive Offices)(Zip Code)

(949) 333-7500

Registrant’s Telephone Number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 3.02- Unregistered Sales of Equity Securities.

During the first quarter of 2010, the Company entered into an investment banking agreement whereby the Company agreed to raise capital in a private placement offering.  The Company is offering a minimum of 1,000,000 Units and a maximum of 18,000,000 Units at a price of $0.10 per Unit to an unlimited number of investors who qualify as “accredited investors,” as such term is defined under Regulation D adopted under the Act.  Each Unit consists of four shares of common stock, $0.001 par value, plus one five-year A Warrant to purchase one share of common stock at an exercise price of $0.05 per share and one five-year B Warrant to purchase one share of common stock at an exercise price of $0.10 per share.  The A Warrants are callable by us at any time beginning on the first day after the twenty trading day volume weighted average price (“VWAP”) of one share of our common stock exceeds $0.10 and the B Warrants are callable by us at any time beginning on the first day after the twenty trading VWAP of one share of our common stock exceeds $0.20.  A minimum investment of 250,000 Units for $25,000 is required, subject to our right to accept a smaller investment in our sole discretion. We may sell up to an additional 2,000,000 Units pursuant to overallotments.

Up through May 3, 2010, we sold $670,525 to three investors who purchased 6,705,250 Units of this offering, whereby the Company issued 26,821,000 shares of common stock, 6,705,250 A Warrants and 6,705,250 B Warrants.

During the second quarter of 2010, the Company entered into an Amendment to the investment banking agreement whereby the maximum amount of the above offering was raised from 18,000,000 Units to 25,000,000 Units, subject to an over-allotment option of 2,000,000 Units.  The Amendment also extended the termination date to the earlier of the offering the date which the maximum offering is sold or July 15, 2010.

The offer and sale of the securities above were effected in reliance on the exemptions for sales of securities not involving a public offering, as set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

Item 9.01—Financial Statement and Exhibits

99.01	Form Securities Purchase and Subscription Agreement entered into between DigitalPost Interactive, Inc, and investors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

DigitalPost Interactive, Inc

```	By:	/s/ Mike Sawtell
Name: Mike Sawtell
Title: Chief Executive Officer, President and Sole Director

Date:       May 7, 2010